                                                                     EXHIBIT 5.1


                                 March 16, 2004



FindWhat.com
5220 Summerlin Commons Blvd.
Suite 500
Fort Myers, Florida 33907

Gentlemen:

       We have acted as counsel to FindWhat.com, a Nevada corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended, with respect to the registration of an additional 2,000,000 shares of the Company's common stock, par value $.001 per share (the "Shares"), to be issued pursuant to the FindWhat.com 1999 Stock Incentive Plan (the "Plan").

       In connection with this opinion, we have examined the Registration Statement and such corporate records, documents and instruments of the Company, and have made such further investigations as we have deemed necessary to enable us to express the opinion hereinafter set forth.

       Based on the foregoing, we hereby advise you that in our opinion the Shares have been duly authorized by the Company and will, when issued in accordance with the terms and conditions of the Plan, be validly issued, fully paid and nonassessable.

       We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                   Very truly yours,


                                     /s/ Baker & McKenzie

                                     BAKER & MCKENZIE